EXHIBIT 99(a)

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD FIRST QUARTER WITH NET INCOME UP 30%

Paoli, PA, April 20, 2005 – AMETEK, Inc. (NYSE: AME) today announced first quarter results that established records for sales, operating income, and net income.

AMETEK’s first quarter 2005 sales of $334.1 million were up 15% over the same period of 2004. Operating income for the first quarter of 2005 was $55.0 million, a 27% increase from the $43.5 million recorded in the same period of 2004. Net income in the first quarter of 2005 increased 30% to $32.0 million, or $.46 per diluted share, from the first quarter 2004 level of $24.7 million, or $.36 per diluted share. Sales, operating income, and net income were quarterly records.

“AMETEK had an excellent quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth in both our Electronic Instruments and Electromechanical segments combined with the contributions from businesses acquired last year enabled us to grow the top-line by 15%. Operating income was up 27% as we captured the leverage in our business model,” he commented.

Electronic Instruments Group (EIG)

For the 2005 first quarter, EIG sales increased 20% to $180.9 million. Operating income was $36.9 million, compared with $26.1 million in the first quarter of 2004, an increase of 41%. Operating margins for the quarter improved to 20.4%, from 17.3% in the first quarter of 2004.

“EIG sales were up in the quarter on strong core growth in our aerospace, industrial, and process and analytical businesses and the contribution from the 2004 acquisition of Taylor Hobson. Operating income was up 41%, benefiting from the top line growth and continued focus on operational excellence improvements,” said Mr. Hermance.

Electromechanical Group (EMG)

For the first quarter of 2005, EMG sales were $153.2 million, a 9% increase over the same period of 2004 driven by strong core growth and the 2004 acquisition of Hughes-Treitler. Operating income of $24.7 million was up 6% from the $23.3 million recorded in the same period of 2004. Operating margins for the quarter were 16.1%, compared with 16.6% in the first quarter of 2004. This margin decline was due to shipment delays on several high margin military aerospace programs. We expect to ship these products over the balance of the year.

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AMETEK ACHIEVES RECORD FIRST QUARTER WITH NET INCOME UP 30%

2005 Outlook

“For 2005 we expect revenues to be up approximately 10% on solid internal growth in each of our two groups and the full-year benefits from our Taylor Hobson and Hughes-Treitler acquisitions,” commented Mr. Hermance. “Based on our first quarter performance we are raising our earnings estimates. We now expect 2005 earnings to be approximately $1.90 to $1.97 per diluted share, an increase of 17% to 21% over 2004, driven by the top-line growth and our continued focus on operational excellence, including the movement of additional manufacturing to low-cost locales.”

“Our second quarter 2005 sales are expected to be up approximately 10% to 15% from last year’s second quarter on internal growth in both segments and the contribution from our 2004 acquisitions of Taylor Hobson and Hughes-Treitler. We expect our earnings to be approximately $.46 to $.48 per diluted share, an increase of 15% to 20% over last year’s second quarter,” concluded Mr. Hermance.

Conference Call

AMETEK, Inc. will Web cast it’s First Quarter 2005 investor conference call on Wednesday, April 20, 2005, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. To access the Web cast from ametek.com, click on the Audio Conference Call link. The call will be archived at www.ametek.com/investors. To access the audio archive, click on the Audio Conference Call link in the Investors Section.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of approximately $1.3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information

Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2005	2004
Net sales	$334,096	$291,423

Expenses:
Cost of sales excluding depreciation	233,290	208,362
Selling, general and administrative	37,439	30,890
Depreciation	8,331	8,674

Total expenses	279,060	247,926

Operating income	55,036	43,497
Other income (expenses):
Interest expense	(7,632)	(6,411)
Other, net	158	(326)

Income before income taxes	47,562	36,760
Provision for income taxes	15,523	12,096

Net Income	$32,039	$24,664

Diluted earnings per share	$0.46	$0.36

Basic earnings per share	$0.47	$0.37

Average common shares outstanding:
Diluted shares	70,277	68,651

Basic shares	68,704	67,278

Dividends per share	$0.06	$0.06

AMETEK, Inc.
INFORMATION BY BUSINESS SEGMENT (Unaudited)
(In thousands)

	Three months ended
	March 31,
	2005	2004
Net sales
Electronic Instruments	$180,921	$150,646
Electromechanical	153,175	140,777

Total Consolidated	$334,096	$291,423

Operating income
Electronic Instruments	$36,877	$26,121
Electromechanical	24,701	23,324

Total segments	61,578	49,445
Corporate and other	(6,542)	(5,948)

Total Consolidated	$55,036	$43,497

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$45,456	$48,975
Receivables, net	232,763	217,329
Inventories	172,687	168,523
Other current assets	28,335	27,113

Total current assets	479,241	461,940

Property, plant and equipment, net	200,501	207,542
Goodwill, net	589,249	601,007
Other intangibles, investments and other assets	162,259	149,863

Total assets	$1,431,250	$1,420,352

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt	$29,237	$49,943
Accounts payable and accruals	222,399	222,895

Total current liabilities	251,636	272,838

Long-term debt	397,904	400,177
Deferred income taxes and other long-term liabilities	89,466	87,755
Stockholders’ equity	692,244	659,582

Total liabilities and stockholders’ equity	$1,431,250	$1,420,352